Exhibit 99.1

News Release

FIS Reports Full-Year 2025 Results and Introduces 2026 Outlook

•Full-year 2025 GAAP Diluted EPS of $0.73
•Full-year 2025 Adjusted EPS of $5.75 increased 10% over the prior year
•Full-year 2025 revenue increased 5% on a GAAP basis and 6% on an adjusted basis to $10.7 billion
•Full-year 2025 Net cash provided by operating activities was $2.6 billion; Free cash flow increased 19% and Adjusted free cash flow increased 18% over the prior year
•Returned $2.1 billion of capital to shareholders in 2025, inclusive of $1.3 billion of share repurchases
•On January 9, 2026, FIS closed the acquisition of Total Issuing™ Solutions and simultaneous sale of its Worldpay stake
•Introduces 2026 outlook, projecting Adjusted revenue growth of 30-31%, Adjusted EBITDA growth of 34-35%, Adjusted EPS growth of 8-10% and Free Cash Flow1 growth of 27-33%2
•Projecting 2026 Pro Forma revenue growth of 5.1-5.7% and Pro Forma Adjusted EBITDA growth of 7.2-8.4%2

JACKSONVILLE, Fla., February 24, 2026 - FIS® (NYSE:FIS), a global leader in financial technology, today reported its fourth quarter and full-year 2025 results.

“We are entering 2026 with continued strong momentum as our commercial excellence initiatives and investments in innovation are driving durable revenue growth and expanding margins,” said FIS CEO and President Stephanie Ferris. “With the Issuing acquisition, FIS now operates the most comprehensive financial data set in the industry - spanning the entire money lifecycle. We are executing against a differentiated strategy, driving innovation across the enterprise, and are uniquely positioned for this generational moment in financial services.”

Financial Reporting Considerations for Closed Total Issuing™ Solutions Acquisition and Worldpay Minority Stake Sale
On January 9, 2026, the Company completed its planned acquisition of the Issuer Solutions Business, which has been rebranded as FIS Total Issuing™ Solutions, and simultaneous sale of its remaining 45% Worldpay minority stake. Accordingly, the Company has furnished unaudited historical pro forma financials for the combined company which can be found in our SEC filings.

Additionally, the Company is expanding its Banking Solutions segment revenue reporting to align with a new operating structure and to enhance financial disclosures. The Company’s reportable operating segments consist of Banking Solutions, inclusive of two divisions: “Payments” and “Banking,” and Capital Market Solutions. Historical segment results have been recast to reflect the segment realignment and supplemental data can be found in our SEC filings.

Fourth Quarter 2025 Financial Results
On a GAAP basis, revenue increased 8% as compared to the prior-year period to approximately $2.8 billion. GAAP net earnings attributable to common stockholders from continuing operations were $511 million or $0.98 per diluted share.

On an adjusted basis, revenue increased 7% as compared to the prior-year period, reflecting recurring revenue growth of 8%. Adjusted EBITDA increased 7% to approximately $1.2 billion, and Adjusted EBITDA margin contracted by 36 basis points (bps) compared to the prior-year period to 42.5%, reflecting a more normalized level of corporate expense as compared to the prior-year period. Adjusted net earnings from continuing operations were $874 million, and Adjusted EPS increased by 20% as compared to the prior-year period to $1.68 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Adjusted
Continuing Operations	2025	2024	Change	Growth
Banking Solutions Revenue	$1,866	$1,717	9%	8%
Capital Market Solutions Revenue	883	821	8%	6%
Operating Segment Total Revenue	$2,749	$2,538	8%	7%
Corporate and Other Revenue	63	61	3%	-
Consolidated FIS Revenue	$2,812	$2,599	8%	-
Adjusted EBITDA	$1,196	$1,115	7%
Adjusted EBITDA Margin	42.5%	42.9%	(36) bps
Net Earnings (Loss) (GAAP)	$511	$304	68%
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.98	$0.56	75%
Adjusted Net Earnings	$874	$754	16%
Adjusted EPS	$1.68	$1.40	20%

Full-Year 2025 Financial Results
On a GAAP basis, revenue increased 5% as compared to the prior year to approximately $10.7 billion. GAAP net earnings attributable to common stockholders from continuing operations were $382 million or $0.73 per diluted share, including $(539) million of non-cash expense to reflect an increase in our deferred tax liability arising from our agreement to sell our remaining interest in Worldpay that was recognized in the second quarter.

On an adjusted basis, revenue increased 6% as compared to the prior year, reflecting recurring revenue growth of 6%. Adjusted EBITDA increased 5% to approximately $4.3 billion, and Adjusted EBITDA margin contracted by 28 basis points (bps) compared to the prior year to 40.6%, primarily reflecting the short-term dilutive impact from strategic acquisitions and lower TSA income. Adjusted net earnings from continuing operations were $3.0 billion, and Adjusted EPS increased by 10% as compared to the prior year to $5.75 per diluted share.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Adjusted
Continuing Operations	2025	2024	Change	Growth
Banking Solutions Revenue	$7,285	$6,892	6%	6%
Capital Market Solutions Revenue	3,196	2,979	7%	6%
Operating Segment Total Revenue	$10,481	$9,871	6%	6%
Corporate and Other Revenue	196	256	(23)%	-
Consolidated FIS Revenue	$10,677	$10,127	5%	-
Adjusted EBITDA	$4,331	$4,136	5%
Adjusted EBITDA Margin	40.6%	40.8%	(28) bps
Net Earnings (Loss) (GAAP)	$382	$787	(51)%
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.73	$1.42	(49)%
Adjusted Net Earnings	$3,023	$2,897	4%
Adjusted EPS	$5.75	$5.22	10%

Segment Information
• Banking Solutions:
Fourth quarter revenue increased 9% on a GAAP basis and 8% on an adjusted basis as compared to the prior-year period to $1.9 billion, including recurring revenue growth of 9%. Adjusted EBITDA increased 12% to $819 million and Adjusted EBITDA margin expanded by 132 basis points as compared to the prior-year period to 43.9%, primarily driven by continued cost management and favorable revenue mix.

Full-year revenue increased 6% on a GAAP basis and 6% on an adjusted basis as compared to the prior year to $7.3 billion, including recurring revenue growth of 6%. Adjusted EBITDA increased 4% to $3.2 billion and Adjusted EBITDA margin contracted by 56 basis points as compared to the prior year to 43.4%, primarily driven by the short-term dilutive impact from strategic M&A and revenue mix, partially offset by continued cost management.

•Capital Market Solutions:
Fourth quarter revenue increased by 8% on a GAAP basis and 6% on an adjusted basis as compared to the prior-year period to $883 million, reflecting recurring revenue growth of 5%. Adjusted EBITDA increased 12% to $507 million and Adjusted EBITDA margin expanded by 227 basis points as compared to the prior-year period to 57.4%, reflecting favorable revenue mix, operating leverage and cost management.

Full-year revenue increased 7% on a GAAP basis and 6% on an adjusted basis as compared to the prior year to $3.2 billion, including recurring revenue growth of 6%. Adjusted EBITDA increased 9% to $1.7 billion and Adjusted EBITDA margin expanded by 86 basis points as compared to the prior year to 51.8%, reflecting an increase in higher-margin license revenue, operating leverage and cost management.

•Corporate and Other:
Fourth quarter revenue increased by 3% as compared to the prior-year period to $63 million. Adjusted EBITDA loss was $130 million, including $144 million of corporate expenses.

Full-year revenue decreased by 23% as compared to the prior year to $196 million, primarily due to the divestiture of a non-strategic business. Adjusted EBITDA loss was $491 million, including $553 million of corporate expenses.

Balance Sheet and Cash Flows
As of December 31, 2025, debt outstanding totaled $13.1 billion. For the year, net cash provided by operating activities was $2.6 billion. Free cash flow was $1.6 billion, up 19%, and Adjusted free cash flow was $2.2 billion, an increase of 18% as compared to the prior year. For the year, the Company returned $2.1 billion of capital to shareholders through $1.3 billion of share repurchases and $847 million of dividends paid.

Capital Allocation
The Company repurchased $291 million of shares in the fourth quarter of 2025, resulting in total share repurchases of $1.3 billion for full-year 2025. Additionally, the Company will continue to pay quarterly dividends targeting dividend per share growth in line with Adjusted EPS growth. On January 29, 2026, FIS’ Board of Directors approved a 10% increase in the quarterly dividend to $0.44 per share.

Consistent with prior communications, the Company expects to temporarily pause share repurchases and tuck-in M&A to accelerate deleveraging. The Company expects to resume its existing capital allocation priorities once it has achieved its target gross leverage of 2.8x.

First Quarter and Full-Year 2026 Outlook
The Company is introducing its first quarter and full-year 2026 outlook, inclusive of 8 days of contribution from Worldpay equity method investment earnings (loss) (EMI) and 357 days of contribution from the Total Issuing™ Solutions acquisition. For the full-year, the Company is projecting Adjusted revenue growth of 30-31%, Adjusted EBITDA growth of 34-35% and Adjusted EPS growth of 8-10%. On a pro forma basis, revenue and Adjusted EBITDA are projected to grow by 5.1-5.7% and 7.2-8.4% respectively2. Additionally, the Company is targeting Free Cash Flow1 of $2.05 - $2.15 billion, or growth of 27-33% as compared to the prior year.

($ millions, except share data)	1Q 2026	FY 2026
Revenue	$3,270 - $3,290	$13,770 - $13,850
Adjusted EBITDA (Non-GAAP)[2]	$1,275 - $1,290	$5,800 - $5,860
Adjusted EPS (Non-GAAP)[2]	$1.26 - $1.30	$6.22 - $6.32

1Our 2026 Free Cash Flow outlook is excluding transaction taxes on Worldpay sale.
2The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

Webcast
FIS will host a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) on Tuesday, February 24, 2026. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.investor.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world's financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit FISglobal.com. Follow FIS on LinkedIn, Facebook and X.

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, Adjusted revenue growth, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net earnings, Adjusted EPS, Free cash flow, Adjusted free cash flow, Adjusted free cash flow conversion, Pro forma revenue, Pro forma revenue growth, Pro forma adjusted EBITDA, and Pro forma adjusted EBITDA margin. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency revenue and Adjusted revenue growth measures adjust for the effects of exchange rate fluctuations and exclude discontinued operations, while Adjusted revenue growth also excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, Free cash flow and Adjusted free cash flow provide further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Adjusted revenue growth reflects the percentage change in constant currency revenue for the current period as compared to the prior period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue. When referring to Adjusted revenue growth, revenue from our Corporate and Other segment is excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. These excluded costs generally include purchase price amortization of acquired intangible assets, as well as acquisition, integration and certain other costs and asset impairments. These excluded costs are recorded in the Corporate and Other segment. Adjusted EBITDA for the respective segments excludes the foregoing items. This measure is reported to the chief operating decision maker, the Company's Chief Executive Officer and President, who utilizes the measure for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to our segments, is presented in conformity with FASB ASC Topic 280, Segment Reporting.

Adjusted EBITDA margin reflects Adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the effect of purchase price amortization, as well as certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. For purposes of calculating Adjusted net earnings, our equity method investment earnings (loss) ("EMI") from Worldpay is also adjusted to exclude certain costs and other transactions in a similar manner.

Adjusted EPS reflects Adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities from continuing operations, less capital expenditures (additions to property and equipment and additions to software from the statement of cash flows).

Adjusted free cash flow reflects Free cash flow, adjusted for the net change in settlement assets and obligations, and excludes cash payments for certain transactions that do not constitute normal, recurring operating expenses necessary to operate our business and are not indicative of future operating cash flows. Neither Free cash flow nor Adjusted free cash flow represents our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow and Adjusted free cash flow as presented in this earnings release exclude cash flow from discontinued operations.

Adjusted free cash flow conversion reflects Adjusted free cash flow, as defined above, divided by Adjusted net earnings, excluding the contribution from our equity method investment earnings (loss) ("EMI") from Worldpay.

Pro forma revenue includes reported revenue for FIS and Total Issuing™ Solutions combined for pre-acquisition periods.

Pro forma revenue growth represents pro forma revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period as compared to the prior period pro forma revenue. When referring to pro forma revenue growth, revenue from our Corporate and Other segment is excluded.

Pro forma adjusted EBITDA reflects EBITDA for FIS and Total Issuing™ Solutions combined for pre-acquisition periods and excludes certain costs and other transactions which management deems non-operational in nature, such as purchase accounting amortization, acquisition, integration and severance costs and restructuring costs, the removal of which improves comparability of operating results across reporting periods.

Pro forma adjusted EBITDA margin reflects Pro forma adjusted EBITDA, as defined above, divided by Pro forma revenue.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.investor.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the recently completed acquisition of the Issuer Solutions Business, which has been rebranded as FIS Total Issuing™ Solutions. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or outlook, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, a recession, intensified or expanded international hostilities, acts of terrorism, fluctuation in rates of inflation or interest, effects of announced or future tariff increases and any resulting regulatory changes in global trade relations and changes in consumer or business confidence;
•changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses, including FIS Total Issuing™ Solutions, will not be integrated successfully, will not provide the expected benefits, or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions, including the Issuer Solutions Acquisition, may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy, data protection, cybersecurity, cyber resilience and AI laws and regulations;
•our ability to comply with climate change legal and regulatory requirements and to maintain practices that meet our stakeholders' evolving expectations;

•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations to us;
•the risks associated with managing pension cost, cybersecurity issues and IT outages experienced;
•our ability to navigate the opportunities and risks associated with using and/or incorporating AI technologies into our business;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by bad actors; and
•other risks detailed elsewhere in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
February 24, 2026

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three months and years ended December 31, 2025 and 2024

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2025 and 2024

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2025 and 2024

Exhibit D    Supplemental Non-GAAP Adjusted Revenue Growth - Unaudited for the three months and years ended December 31, 2025 and 2024

Exhibit E    Supplemental Disaggregation of Revenue - Recast and Unaudited for the three months and years ended December 31, 2025 and 2024

Exhibit F    Supplemental Non-GAAP Adjusted Free Cash Flow Measures - Unaudited for the three months and years ended December 31, 2025 and 2024

Exhibit G    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2025 and 2024

Exhibit H    Supplemental Financial Information of Worldpay Holdco, LLC - Unaudited for the three and eleven months ended December 31, 2025

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) — UNAUDITED
(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$2,812	$2,599	$10,677	$10,127
Cost of revenue	1,736	1,622	6,741	6,323
Gross profit	1,076	977	3,936	3,804
Selling, general and administrative expenses	549	483	2,263	2,185
Asset impairments	14	32	18	52
Other operating (income) expense, net - related party	(16)	(32)	(86)	(142)
Operating income	529	494	1,741	1,709
Other income (expense):
Interest expense, net	(88)	(67)	(367)	(250)
Other income (expense), net	(10)	60	(198)	(162)
Total other income (expense), net	(98)	(7)	(565)	(412)
Earnings (loss) before income taxes and equity method investment earnings (loss)	431	487	1,176	1,297
Provision (benefit) for income taxes	85	146	265	362
Equity method investment earnings (loss), net of tax	166	(36)	(526)	(145)
Net earnings (loss) from continuing operations	512	305	385	790
Earnings (loss) from discontinued operations, net of tax	—	(23)	—	663
Net earnings (loss)	512	282	385	1,453
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	(1)	(3)	(3)
Net earnings (loss) attributable to FIS	$511	$281	$382	$1,450
Net earnings (loss) attributable to FIS:
Continuing operations	$511	$304	$382	$787
Discontinued operations	—	(23)	—	663
Total	$511	$281	$382	$1,450
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.99	$0.57	$0.73	$1.42
Discontinued operations	—	(0.04)	—	1.20
Total	$0.99	$0.52	$0.73	$2.62
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.98	$0.56	$0.73	$1.42
Discontinued operations	—	(0.04)	—	1.19
Total	$0.98	$0.52	$0.73	$2.61
Weighted average common shares outstanding:
Basic	517	536	523	553
Diluted	519	540	525	555

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$599	$834
Settlement assets	515	479
Trade receivables, net	1,944	1,876
Other receivables	432	160
Receivables from related party	39	84
Prepaid expenses and other current assets	959	638
Current assets held for sale	—	1,115
Total current assets	4,488	5,186
Property and equipment, net	691	646
Goodwill	17,762	17,260
Intangible assets, net	959	1,318
Software, net	2,876	2,526
Equity method investment	3,681	3,858
Other noncurrent assets	1,710	1,749
Deferred contract costs, net	1,321	1,241
Total assets	$33,488	$33,784

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,097	$1,994
Settlement payables	549	500
Deferred revenue	957	902
Short-term borrowings	2,729	636
Current portion of long-term debt	1,284	968
Current liabilities held for sale	—	1,094
Total current liabilities	7,616	6,094
Long-term debt, excluding current portion	9,069	9,686
Deferred income taxes	1,215	863
Other noncurrent liabilities	1,686	1,441
Total liabilities	19,586	18,084

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	47,317	47,129
(Accumulated deficit) retained earnings	(22,718)	(22,257)
Accumulated other comprehensive earnings (loss)	(504)	(364)
Treasury stock, at cost	(10,202)	(8,816)
Total FIS stockholders’ equity	13,899	15,698
Noncontrolling interest	3	2
Total equity	13,902	15,700
Total liabilities and equity	$33,488	$33,784

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C
	Years ended December 31,
	2025	2024
Cash flows from operating activities from continuing operations:
Net earnings (loss)	$385	$1,453
Less earnings (loss) from discontinued operations, net of tax	—	663
Net earnings (loss) from continuing operations	385	790
Adjustments to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,883	1,737
Amortization of debt issuance costs	37	20
Asset impairments	18	52
Loss on extinguishment of debt	—	174
Loss (gain) on sale of businesses, investments and other	119	62
Stock-based compensation	181	186
Loss from equity method investment	526	145
Deferred income taxes	(31)	(204)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(246)	(94)
Receivable from related party	44	(84)
Settlement activity	14	2
Prepaid expenses and other assets	(135)	(205)
Deferred contract costs	(469)	(509)
Deferred revenue	64	31
Accounts payable, accrued liabilities and other liabilities	218	72
Net cash provided by operating activities	2,608	2,175
Cash flows from investing activities from continuing operations:
Additions to property and equipment	(154)	(97)
Additions to software	(835)	(720)
Settlement of net investment hedge cross-currency interest rate swaps	—	(8)
Acquisitions, net of cash acquired	(573)	(514)
Net proceeds from sale of businesses and investments	—	12,833
Cash divested from sale of business	(1,417)	(3,150)
Coupon payments on interest rate swaps	(112)	(122)
Distributions from equity method investments	147	47
Other investing activities, net	(98)	(91)
Net cash provided by (used in) investing activities	(3,042)	8,178
Cash flows from financing activities from continuing operation:
Borrowings	55,428	25,430
Repayment of borrowings and other financing arrangements	(54,348)	(33,175)
Debt issuance costs	(30)	(6)
Net proceeds from stock issued under stock-based compensation plans	8	3
Treasury stock activity	(1,425)	(4,045)
Dividends paid	(847)	(800)
Other financing activities, net	35	43
Net cash provided by (used in) financing activities	(1,179)	(12,550)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	208	(104)
Net cash provided by (used in) investing activities	—	(39)
Net cash provided by (used in) financing activities	—	(65)
Net cash provided by (used in) discontinued operations	208	(208)
Effect of foreign currency exchange rate changes on cash from continuing operations	58	(31)
Effect of foreign currency exchange rate changes on cash from discontinued operations	—	(32)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,347)	(2,468)
Cash, cash equivalents and restricted cash, beginning of year	1,946	4,414
Cash, cash equivalents and restricted cash, end of year	$599	$1,946

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended December 31,
	2025			2024
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$1,866	$(7)	$1,859	$1,717	8%
Capital Market Solutions	883	(17)	866	821	6%
Operating segment total	2,749	(23)	2,725	2,538	7%
Corporate and Other	63	(1)	62	61
Consolidated FIS	$2,812	$(24)	$2,787	$2,599

	Years ended December 31,
	2025			2024
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$7,285	$(6)	$7,280	$6,892	6%
Capital Market Solutions	3,196	(29)	3,166	2,979	6%
Operating segment total	10,481	(35)	10,446	9,871	6%
Corporate and Other	196	—	195	256
Consolidated FIS	$10,677	$(35)	$10,641	$10,127

Amounts in table may not sum or calculate due to rounding.

(1)Adjusted growth excludes Corporate and Other, which includes certain non-strategic businesses.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Company's reportable segments.

For the three months ended December 31, 2025 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,603	$507	$43	$2,153
All others	263	376	20	659
Total	$1,866	$883	$63	$2,812

Type of Revenue:
Recurring revenue:
Transaction processing and services	$1,378	$394	$33	$1,805
Software maintenance	98	156	1	255
Other recurring	86	26	—	112
Total recurring	1,562	576	34	2,172

Software license	57	205	—	262
Professional services	124	97	1	222
Other non-recurring	123	5	28	156
Total	$1,866	$883	$63	$2,812

For the three months ended December 31, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,469	$490	$28	$1,987
All others	248	331	33	612
Total	$1,717	$821	$61	$2,599

Type of Revenue:
Recurring revenue:
Transaction processing and services	$1,275	$382	$49	$1,706
Software maintenance	95	144	1	240
Other recurring	61	16	1	78
Total recurring	1,431	542	51	2,024

Software license	54	175	—	229
Professional services	146	103	1	250
Other non-recurring	86	1	9	96
Total	$1,717	$821	$61	$2,599

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E (continued)

For the year ended December 31, 2025 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$6,283	$1,916	$107	$8,306
All others	1,002	1,280	89	2,371
Total	$7,285	$3,196	$196	$10,677

Type of Revenue:
Recurring revenue:
Transaction processing and services	$5,412	$1,578	$146	$7,136
Software maintenance	389	607	2	998
Other recurring	309	99	1	409
Total recurring	6,110	2,284	149	8,543

Software license	176	499	—	675
Professional services	522	385	5	912
Other non-recurring	477	28	42	547
Total	$7,285	$3,196	$196	$10,677

For the year ended December 31, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$5,893	$1,839	$117	$7,849
All others	999	1,140	139	2,278
Total	$6,892	$2,979	$256	$10,127

Type of Revenue:
Recurring revenue:
Transaction processing and services	$5,146	$1,507	$207	$6,860
Software maintenance	362	576	2	940
Other recurring	244	62	3	309
Total recurring	5,752	2,145	212	8,109

Software license	196	431	1	628
Professional services	551	399	4	954
Other non-recurring	393	4	39	436
Total	$6,892	$2,979	$256	$10,127

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED FREE CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit F

	Three months ended	Year ended
	December 31, 2025	December 31, 2025
Net cash provided by operating activities	$757	$2,608
Capital expenditures	(324)	(989)
Free cash flow	433	1,619
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	155	562
Settlement activity	(10)	(14)
Adjusted free cash flow	$578	$2,167

	Three months ended	Year ended
	December 31, 2024	December 31, 2024
Net cash provided by operating activities	$782	$2,175
Capital expenditures	(189)	(817)
Free cash flow	593	1,358
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	114	475
Settlement activity	(5)	(2)
Adjusted free cash flow	$702	$1,831

(1)Adjusted free cash flow for the three months and years ended December 31, 2025 and 2024, excludes cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit G), net of related tax impact. The related tax impact totaled $14 million and $25 million for the three months and $69 million and $87 million for years ended December 31, 2025 and 2024, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net earnings (loss) attributable to FIS from continuing operations	$511	$304	$382	$787
Provision (benefit) for income taxes	85	146	265	362
Interest expense, net	88	67	367	250
Equity method investment (earnings) loss, net of tax	(166)	36	526	145
Other, net	11	(59)	201	165

Operating income (loss), as reported	529	494	1,741	1,709
Depreciation and amortization, excluding purchase accounting amortization	316	273	1,215	1,062
Non-GAAP adjustments:
Purchase accounting amortization (1)	151	173	668	675
Acquisition, integration and other costs (2)	186	143	689	624
Asset impairments (3)	14	32	18	52
Indirect Worldpay business support costs (4)	—	—	—	14
Adjusted EBITDA from continuing operations	$1,196	$1,115	$4,331	$4,136

Net earnings (loss) attributable to FIS from discontinued operations	$—	$(23)	$—	$663
Provision (benefit) for income taxes	—	(68)	—	(1,062)
Interest expense, net	—	(1)	(1)	(3)
Other, net	—	—	(1)	6

Operating income (loss)	—	(92)	(2)	(396)
Depreciation and amortization, excluding purchase accounting amortization	—	3	—	3
Non-GAAP adjustments:
Acquisition, integration and other costs (2)	—	—	—	13
Loss on sale of disposal group (10)	—	87	—	578
Indirect Worldpay business support costs (4)	—	—	—	(14)
Adjusted EBITDA from discontinued operations	$—	$(2)	$(2)	$184
Adjusted EBITDA	$1,196	$1,113	$4,329	$4,320

See notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G (continued)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Earnings (loss) attributable to FIS from continuing operations	$511	$304	$382	$787
Equity method investment (earnings) loss, net of tax	(166)	36	526	145
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	345	340	908	932
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	151	173	668	675
Acquisition, integration and other costs (2)	186	143	709	624
Asset impairments (3)	14	32	18	52
Indirect Worldpay business support costs (4)	—	—	—	14
Non-operating (income) expense (5)	10	(60)	198	162
Non-GAAP tax (provision) benefit (6)	18	9	(39)	(73)
Total non-GAAP adjustments from continuing operations	379	297	1,554	1,454
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	724	637	2,462	2,386
Equity method investment earnings (loss), net of tax (7)	166	(36)	(526)	(145)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	(16)	153	1,087	656
Adjusted equity method investment (earnings) loss (7)	150	117	561	511
Adjusted net earnings attributable to FIS from continuing operations	$874	$754	$3,023	$2,897
Earnings (loss) attributable to FIS from discontinued operations, net of tax	$—	$(23)	$—	$663
Non-GAAP adjustments from discontinued operations:
Acquisition, integration and other costs (2)	—	—	—	13
Loss on sale of disposal group (10)	—	87	—	578
Indirect Worldpay business support costs (4)	—	—	—	(14)
Amortization on long-lived assets held for sale (9)	—	—	—	(30)
Non-operating (income) expense (5)	—	—	—	6
Non-GAAP tax (provision) benefit (6)	—	(67)	—	(1,084)
Total non-GAAP adjustments from discontinued operations	—	20	—	(531)
Adjusted net earnings attributable to FIS from discontinued operations	$—	$(3)	$—	$132
Adjusted net earnings attributable to FIS common stockholders	$874	$751	$3,023	$3,029

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

			Exhibit G (continued)
	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Earnings (loss) attributable to FIS from continuing operations	$0.98	$0.56	$0.73	$1.42
Equity method investment (earnings) loss, net of tax	(0.32)	0.07	1.00	0.26
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	0.66	0.63	1.73	1.68
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.29	0.32	1.27	1.22
Acquisition, integration and other costs (2)	0.36	0.26	1.35	1.12
Asset impairments (3)	0.03	0.06	0.03	0.09
Indirect Worldpay business support costs (4)	—	—	—	0.03
Non-operating (income) expense (5)	0.02	(0.11)	0.38	0.29
Non-GAAP tax (provision) benefit (6)	0.03	0.02	(0.07)	(0.13)
Total non-GAAP adjustments from continuing operations	0.73	0.55	2.96	2.62
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	1.39	1.18	4.69	4.30
Equity method investment earnings (loss), net of tax (7)	0.32	(0.07)	(1.00)	(0.26)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	(0.03)	0.28	2.07	1.18
Adjusted equity method investment (earnings) loss (7)	0.29	0.22	1.07	0.92
Adjusted net earnings attributable to FIS from continuing operations	$1.68	$1.40	$5.75	$5.22
Earnings (loss) attributable to FIS from discontinued operations, net of tax	$—	$(0.04)	$—	$1.19
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	—	—	—
Acquisition, integration and other costs (2)	—	—	—	0.02
Loss on sale of disposal group (10)	—	0.16	—	1.04
Indirect Worldpay business support costs (4)	—	—	—	(0.03)
Amortization on long-lived assets held for sale (9)	—	—	—	(0.05)
Non-operating (income) expense (5)	—	—	—	0.01
Non-GAAP tax (provision) benefit (6)	—	(0.12)	—	(1.95)
Total non-GAAP adjustments from discontinued operations	—	0.04	—	(0.96)
Adjusted net earnings attributable to FIS from discontinued operations	$—	$(0.01)	$—	$0.24
Adjusted net earnings attributable to FIS common stockholders	$1.68	$1.39	$5.75	$5.46
Weighted average shares outstanding diluted	519	540	525	555

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2025 and 2024.

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Years ended
	December 31,		December 31,
	2025	2024	2025	2024

Continuing operations:
Acquisition and integration	$51	$18	$136	$88
Enterprise transformation, including Future Forward and platform modernization	56	57	157	262
Severance and other termination expenses	43	22	247	56
Separation of the Worldpay Merchant Solutions business	1	30	54	148
Incremental stock compensation directly attributable to specific programs	6	12	33	58
Other, including divestiture-related expenses and enterprise cost control and other initiatives	29	4	62	12
Subtotal	186	143	689	624
Financing fees - Issuer Solutions acquisition (a)	—	—	20	—
Total	$186	$143	$709	$624

Discontinued operations:
Acquisition and integration	$—	$—	$—	$—
Enterprise transformation, including Future Forward and platform modernization	—	—	—	1
Severance and other termination expenses	—	—	—	1
Separation of the Worldpay Merchant Solutions business	—	—	—	8
Other, including divestiture-related expenses and enterprise cost control and other initiatives	—	—	—	3
Total from discontinued operations	—	—	—	13
Total consolidated	$186	$143	$709	$637

(a)This item represents bridge facility fees incurred to secure funding for the pending Issuer Solutions business acquisition from Global Payments. These fees are recorded as a component of Interest expense, net on our consolidated statements of earnings (loss). Accordingly, this item is included in Acquisition, integration and other costs for purposes of calculating Adjusted net earnings but not Adjusted EBITDA.

(3)There were no material impairments during the three months and year ended December 31, 2025. For the three months and year ended December 31, 2024, this item primarily includes an estimated loss recorded on the expected sale of a non-strategic business. For the year ended December 31, 2024, this item also includes impairments primarily related to the termination of certain internally developed software projects.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G (continued)

(4)This item represents costs that were incurred in support of the Worldpay Merchant Solutions business prior to the separation but are not directly attributable to it and thus were not recorded in discontinued operations. The Company was being reimbursed for these expenses during 2025 as part of Transition Services Agreements with the buyer and/or eliminated them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(5)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the year ended December 31, 2025, earnings from continuing operations also includes a $108 million write down, triggered by the Worldpay Minority Interest Sale agreement, of the contingent consideration included as part of the 2024 sale of a 55% ownership interest in its Worldpay Merchant Solutions business (the "2024 Worldpay Sale"). For the year ended December 31, 2024, non-operating (income) expense from continuing operations also includes loss on extinguishment of debt of approximately $174 million relating to tender discounts and fees; the write-off of unamortized bond discounts, debt issuance costs and fair value basis adjustments; and gains on related derivatives instruments.

(6)This adjustment is based on an average adjusted effective tax rate of 11% and 15.4% for the annual periods ended December 31, 2025 and 2024, respectively, which reflects adjustments to our GAAP effective tax rate to take into account primarily certain cash tax benefits from our equity method investment in Worldpay. For the year ended December 31, 2024, the Company recorded a tax benefit of $1.1 billion in its earnings from discontinued operations primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the 2024 Worldpay Sale, net of the estimated U.S. tax cost that the Company expects to incur as a result of the 2024 Worldpay Sale. This adjustment includes the removal of the impact of this tax benefit from our earnings from discontinued operations for this period.

(7)FIS completed the separation of Worldpay on January 31, 2024, retaining a non-controlling 45% ownership interest that is recorded under the equity method of accounting, net of investor-level tax. FIS' share of Worldpay's results under the equity method of accounting reflects activity beginning on February 1, 2024. Our investor-level tax benefit (expense) was $206 million and $(17) million for the three months ended December 31, 2025 and 2024, and $(307) million and $67 million for the year ended December 31, 2025, and the eleven months ended December 31, 2024, respectively. Our investor-level taxes for the three months and year ended December 31, 2025, include the impact of remeasurements of deferred tax liabilities and valuation allowances on our U.S. capital loss carryforward.

(8)This item represents FIS' proportionate share of Worldpay's non-GAAP adjustments on its earnings (loss) consistent with FIS' non-GAAP measures and is comprised of the following:

	Three months ended December 31,		Year ended December 31,	Eleven months ended December 31,
	2025	2024	2025	2024
FIS' share of Worldpay:
Purchase accounting amortization	$157	$165	$632	$607
Acquisition, integration and other costs (a)	36	43	153	182
Non-operating (income) expense	9	(48)	38	(19)
Non-GAAP tax (provision) benefit	(218)	(7)	264	(114)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes	$(16)	$153	$1,087	$656
Amounts in table may not sum due to rounding.

(a)    Worldpay acquisition, integration, and other costs for the three months December 31, 2025 and 2024, year ended December 31, 2025, and eleven months ended December 31, 2024, consist primarily of transaction and transition costs related to the separation from FIS.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G (continued)

(9)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for year ended December 31, 2024, for comparability purposes.

(10)    As a result of the 2024 Worldpay Sale, during the year ended December 31, 2024, we recorded a loss on sale of disposal group of $578 million, including the impact of post-closing adjustments recorded to date, $87 million of which were recorded in the fourth quarter.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION OF WORLDPAY HOLDCO, LLC — UNAUDITED
(In millions)
Exhibit H

Summary Worldpay Holdco, LLC financial information is as follows:

	Three months ended December 31,		Year ended December 31,	Eleven months ended December 31,
	2025	2024	2025	2024 (1)
Revenue	$1,357	$1,303	$5,476	$4,732
Gross profit	$668	$651	$2,687	$2,422
Earnings (loss) before income taxes	$(89)	$(15)	$(434)	$(342)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(92)	$(13)	$(496)	$(444)
FIS share of net earnings (loss) attributable to Worldpay Holdco, LLC, net of tax (2)	$166	$(36)	$(526)	$(145)

The following is a GAAP to Non-GAAP reconciliation of Adjusted EBITDA for Worldpay Holdco LLC.

	Three months ended December 31,		Year ended December 31,	Eleven months ended December 31,
	2025	2024	2025	2024 (1)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(92)	$(13)	$(496)	$(444)
Provision (benefit) for income taxes	3	(4)	62	98
Interest expense, net	144	136	581	545
Other, net	20	(105)	86	(39)

Operating income (loss)	75	14	233	160
Depreciation and amortization, excluding purchase accounting amortization	66	38	223	90
Non-GAAP adjustments:
Purchase accounting amortization	351	369	1,405	1,351
Transition, acquisition, integration and other costs (3)	80	96	340	404
Adjusted EBITDA	$572	$517	$2,201	$2,005

(1)FIS completed the separation of Worldpay on January 31, 2024. Accordingly, Worldpay's results reflects activity beginning on February 1, 2024.

(2)Amount includes our share of the net income attributable to Worldpay and our investor-level tax benefit (expense) of $206 million and $(17) million for the three months ended December 31, 2025 and 2024, and $(307) million and $67 million for the year ended December 31, 2025, and the eleven months ended December 31, 2024, respectively, as well as the impact of intra-entity eliminations. This is reported as equity method investment earnings (loss), net of tax on our consolidated statement of earnings. Our investor-level taxes for the three months and year ended December 31, 2025, include the impact of remeasurements of deferred tax liabilities and valuation allowances on our U.S. capital loss carryforward.

(3)This item represents primarily transaction and transition costs associated with the separation of Worldpay from FIS.